EXHIBIT 4.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the use in this Registration Statement No. 333-292137 on Form S-6 of our report dated January 29, 2026, relating to the Statements of Financial Condition, including the portfolios of investments, of Morgan Stanley Portfolios, Series 85, comprising Quality Dividend Strategy, Series 19 and Growth at a Reasonable Price Strategy, Series 15, appearing in the Prospectus, which is a part of such Registration Statement, and to the reference to us under the heading "Experts" in such Prospectus.

/s/ DELOITTE & TOUCHE LLP

New York, New York
January 29, 2026